(As filed December 12, 2000)
                                                                File No. 70-9317

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     POS-AMC

                         Post-Effective Amendment No. 4
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           ALLIANT ENERGY CORPORATION
                     ALLIANT ENERGY CORPORATE SERVICES, INC.
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                               IES UTILITIES INC.
                              Alliant Energy Tower
                            Cedar Rapids, Iowa 52401

                            INTERSTATE POWER COMPANY
                              1000 Main Street S.E.
                                  P.O. Box 769
                               Dubuque, Iowa 52004

           (Names of companies filing this statement and addresses of principal executive offices)

               ---------------------------------------------------

                           ALLIANT ENERGY CORPORATION
                 (Name of top registered holding company parent)

              ----------------------------------------------------

                                Edward M. Gleason
                         Vice President - Treasurer and
                               Corporate Secretary
                           Alliant Energy Corporation
                           222 West Washington Avenue
                          Madison, Wisconsin 53703-0192

                     (Name and address of agent for service)

              ----------------------------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

      Barbara J. Swan, General Counsel       William T. Baker, Jr., Esq.
        Alliant Energy Corporation             Thelen Reid & Priest LLP
        222 West Washington Avenue               40 West 57th Street
       Madison, Wisconsin 53703-0192           New York, New York 10019


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


     Post-Effective Amendment No. 1, as filed in this proceeding on August 1, 2000, as amended by Post-Effective Amendment No. 2, as filed on September 15, 2000, and Post-Effective Amendment No. 3, as filed on November 16, 2000, is hereby further as follows:


ITEM 3 - APPLICABLE STATUTORY PROVISIONS, is amended to read as follows:
         -------------------------------

     A.   General. Sections 6(a), 7, 9(a), 10, 12, 32 and 33 of the Act and
          -------
Rules 24, 42, 43, 45, 52(a) and 53 thereunder are applicable to the proposed transactions.

     B.   Rule 53 Analysis. Alliant Energy is in compliance with all
          ----------------
requirements of Rule 53(a). Alliant Energy's "aggregate investment" (as defined in Rule 53(a)(1)(i)) in all EWGs and FUCOs at September 30, 2000 was $201.7 million, or about 16% of Alliant Energy's "consolidated retained earnings" ($1,263.4 million for the four quarters ended September 30, 2000 as defined in Rule 53(a)(1)(ii), and including Alliant Energy's accumulated other comprehensive income). In addition, Alliant Energy has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of the Operating Companies' personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable.


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


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement filed herein to be signed on their behalf by the undersigned thereunto duly authorized.

                                        ALLIANT ENERGY CORPORATION
                                        ALLIANT ENERGY CORPORATE SERVICES, INC.
                                        IES UTILITIES INC.
                                        INTERSTATE POWER COMPANY

                                        By: /s/ Edward M. Gleason
                                           ------------------------------------
                                        Name:  Edward M. Gleason
                                        Title: Treasurer

Date:  December 12, 2000


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